Exhibit 77(Q)(1)(e)
COHEN & STEERS REAL ASSETS FUND, INC.
280 Park Avenue
New York, New York 10017

November 7, 2016

COHEN & STEERS CAPITAL MANAGEMENT, INC.
280 Park Avenue
New York, New York 10017


Dear Sirs:

      Cohen & Steers Real Assets Fund, Inc.
(the "Corporation") herewith confirms its agreement with Cohen & Steers Capital Management,
Inc. (the "Advisor") to reduce the advisory fee paid pursuant to paragraph 6 of the Investment
Advisory Agreement, dated January 17, 2012, from a monthly fee at an annualized rate of 0.80% of average daily net assets to a monthly fee at an annualized rate of 0.75% of average daily net assets.
The Corporation will pay the Advisor a monthly investment advisory fee at the annual rate of 0.75% of the average daily net asset value of the Corporation, notwithstanding any applicable fee waivers or expense reimbursements.

      If the foregoing is in accordance with
your understanding, please sign and return the enclosed copy hereof.

                                    Very truly yours,

COHEN & STEERS REAL ASSETS FUND, INC.


                    By:		___________________________
                     Name:		Tina M. Payne
Title:		Secretary and Chief Legal Officer



Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.



By:		_____________________________
Name:		James Giallanza
Title:		Executive Vice President